Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (No. 333‑220577) on Form S-8 of Digital Realty Trust, Inc., (Nos. 333-220576, 333-220887 and 333-237232) on Form S-3 of Digital Realty Trust, Inc., and (No. 333-220576-01 and 333-237232-01) on Form S-3 of Digital Realty Trust, L.P. of our report dated May 22, 2020, with respect to the consolidated statements of financial position of InterXion Holding N.V., as succeeded by InterXion II B.V., as of December 31, 2019, 2018, and 2017, and the related consolidated income statements and consolidated statements of comprehensive income, changes in shareholders’ equity, and cash flows for each of the years then ended, and the related notes, which report appears in the Form 8-K/A of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. dated May 26, 2020.

Our report refers to a change in accounting for leases in 2019 due to the adoption of IFRS 16 Leases.

/s/ KPMG Accountants N.V.

Amstelveen, The Netherlands

May 26, 2020